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Exhibit 21.01

Lyris, Inc.

SUBSIDIARIES

Subsdiary	Jurisdiction of Incorporation
Commodore Resources, Inc.	Nevada
Lyris Technologies, Inc.	Delaware
Uptilt, Inc.	Delaware
ClickTracks Analytics, Inc.	California
Hot Banana Software, Inc.	Ontario, Canada
Lyris Limited	London, England
Lyris LATAM S.A.	Buenos Aires, Argentina
Lyris APAC PTY Ltd.	Ultimo, Australia
Lyris Technologia E Software Limitada	Sao Paulo, Brazil
1254412 Alberta ULC	Alberta, Canada

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  Exhibit 21.01
Lyris, Inc.
SUBSIDIARIES